Exhibit 10.1

CONSULTING AND NONCOMPETITION AGREEMENT

CONSULTING AND NONCOMPETITION AGREEMENT (“Agreement”) made May 1, 2008 between Five Star Quality Care, Inc. (“Company”) and Evrett W. Benton ("Benton").

RECITAL

Benton is an employee of the Company and has been its President and Chief Executive Officer since 2001.  Benton has determined terminate his full time employment with the Company on the date of this Agreement.  Benton and the Company desire to set forth certain understandings in connection with his termination and to provide for his continuing to provide consulting services to the Company.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Resignation.  By execution of this Agreement, Benton hereby resigns as President and Chief Executive Officer of the Company and of each of the Company’s subsidiaries, effective the date of this Agreement.

Section 2.  Consulting.  From the date of this Agreement through November 30, 2011 (“Consulting Period”), Benton will make himself available for consultation by the Company and its subsidiaries, at reasonable times and on reasonable advance notice, but shall not be obliged to provide more than 100 hours of consulting services in any calendar year during the Consulting Period (prorated for any portion of a calendar year).

Section 3.  Compensation; Restricted Share Agreements.

(a)  During the Consulting Period, Benton will receive aggregate compensation of $408,500, payable one-half on the date of this Agreement and one half on February 2, 2009.  Additionally, the Company shall reimburse Benton for all reasonable travel and lodging expenses incurred at the request of the Company subject to supply of such receipts and other documentation as is consistent with the Company’s policies and procedures in effect from time to time.

(b)  During the Consulting Period, Benton will be entitled to continue to participate in the Company’s group health plans in effect from time to time, provided that Benton shall pay the same portions of the premiums for coverage under such group health plans as are paid from time to time by senior executives of the Company.

(c)  Benton and the Company agree that for purposes of Section 2(b) of each of the Restricted Share Agreements between Benton and the Company listed on Exhibit A (collectively, the “Share Agreements”), Benton shall be deemed to be providing “significant services” to the Company through the earlier of (i) November 30, 2011 (i.e., the date on which all the Shares (as defined in the Share Agreements) issued to Benton pursuant to the Share Agreements would be fully vested pursuant to the terms thereof), (ii) the date on which Benton ceases to timely perform consulting services and (iii) the date on which Benton commits a breach of any of the Restrictive Covenants (defined below).

(d)  All payments to Benton under this Agreement shall be reduced by withholdings required by law.  Additionally, if withholding is required and at a time there is no cash payment being made to Benton, Benton agrees, on 3 days prior notice from the Company, to pay to the Company by check or wire transfer of immediately available funds, an amount equal to the estimated withholding tax (as determined by the Company) that will be due and payable.

Section 4.  Covenants.  Benton acknowledges that (i) the Company and its subsidiaries are engaged in the business of operating rehabilitation hospitals and senior living communities, including independent living and congregate care communities, assisted living communities and nursing homes (the “Company’s Business”); (ii) Benton’s work for the Company’s Business has given him, and will continue to give him, trade secrets of, and confidential and/or proprietary information concerning, the Company’s Business; (iii) the agreements and covenants contained in this Section 4 are essential to protect the Company’s Business and the goodwill associated with it.  Accordingly, Benton covenants and agrees as follows:

(a)   Non-Compete.  During the Consulting Period, Benton shall not, in the United States of America and Canada, directly or indirectly, (x) enter the employ of or render any services to any person engaged in a business competitive with the Company’s Business, or (y) have an interest in any such competitor, whether such interest is direct or indirect, and including any interest as a partner, shareholder, trustee, consultant, officer or similarly situated person; provided, however, that in any case, Benton may own solely as an investment, securities of any such competitor that are publicly traded if Benton (i) is not a controlling person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person..

(b)   Confidential Information.  During the Consulting Period and at any time thereafter, Benton shall not (i) disclose to any person not employed by the Company or a subsidiary, or not engaged to render services to the Company or a subsidiary or (ii) use for the benefit of himself or others, any confidential information of the Company, any of the Company’s subsidiaries or of the Company’s Business obtained by him, including, without limitation, “know-how,” trade secrets, details of customers’ or suppliers’ contracts with the Company or any of the Company’s subsidiaries, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company, the Company’s subsidiaries or of the Company’s Business or the business of any of the Company’s subsidiaries; provided, however, that this provision shall not preclude Benton from (a) making any disclosure required by law or court order or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 4(a) by Benton), (ii) acquired by Benton independently of his affiliation with the Company or any of the Company’s subsidiaries, or (iii) of a general nature (that is, not related specifically to the Company’s Business) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same business as the Company or any of the Company’s subsidiaries.  Benton agrees that all confidential information of the Company or any of the Company’s subsidiaries shall remain the Company’s or the Company’s subsidiaries, as the case may be, and to promptly return any confidential information embodied in any physical or electronic medium to the owner thereof upon the termination of Benton’s employment with the Company or at any other time on request.

(c)  No Solicitation.  During the Consulting Period, Benton shall not, directly or indirectly, (a) solicit any employee to leave the employment of the Company or the employment of any of the Company’s subsidiaries or (b) hire any employee who has left the employ of the Company or the employ of any of the Company’s subsidiaries within six (6) months after termination of such employee’s employment with the Company or such employee’s employment with any of the Company’s subsidiaries, as the case may be (unless such employee was discharged by the Company without cause).

(d)  Cooperation.  From and after the date hereof, Benton shall reasonably cooperate with the Company and its subsidiaries with respect to all matters arising during or related to his employment, including all matters (formal or informal) in connection with any government investigation, internal investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen or which may hereafter arise.  The Company will reimburse Benton for all out-of -pocket expenses (not including lost time or opportunity), and will provide appropriate legal representation in a manner determined by the Company and reasonably acceptable to Benton.

Section 5.  Rights and Remedies upon Breach of Covenants.

(a)  If Benton breaches, or threatens to commit a breach of, any of the provisions of Section 4 (the “Restrictive Covenants”), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, that such injury shall be presumed and need not be proven, and that money damages will not provide an adequate remedy to the Company.  Such rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(b)  Benton acknowledges and agrees that the Restrictive Covenants are reasonable and valid in temporal scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

(c)  If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the scope, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

Section 6.  Assignment. In the event that the Company shall be merged with, or consolidated into, any other person or entity, or in the event that it shall sell and transfer substantially all of its assets to another person or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the person or entity resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred. This Agreement shall not be assignable by Benton.

Section 7.  Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles that might lead to the application of the laws of another jurisdiction.

Section 8.  Jurisdiction; Service of Process. Except as otherwise provided in Section 12, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the state courts of Massachusetts or in the United States District Court in Boston, Massachusetts and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

Section 9.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, but in proving this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 10.  Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 11.  Notices. All notices, consents, waivers, and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with a copy sent by nationally recognized overnight delivery service) or (c) when sent by nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

Benton:	16 Bypass Road
Lincoln, MA 01773
Facsimile:

the Company:	Five Star Quality Care, Inc.
400 Centre Street
Newton, MA
Attention: President
Facsimile: 617.796.8385

Section 12.  Arbitration.  Notwithstanding Section 8, if requested in writing by either Benton or the Company, any claim or controversy arising out of or relating to the interpretation, construction and performance of this Agreement, or any alleged breach hereof, shall be finally resolved by arbitration conducted in accordance with such rules as may be agreed upon by the parties within thirty (30) days following written notice by either party to the other identifying the issue in dispute and the position of the party giving notice, or failing to achieve such agreement, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Any award rendered in connection with the foregoing arbitration shall be in writing and shall be final and binding upon the parties, and judgment upon any such award may be entered and enforced in any court of competent jurisdiction in accordance with the Federal Arbitration Act.  The forum for such arbitration shall be in Boston, Massachusetts and the governing law shall be the laws of the Commonwealth of Massachusetts without giving effect to conflict of laws provisions.  Notwithstanding any provision in this Section 12 to the contrary, the Company shall have the right and power to seek and obtain equitable relief in accordance with Section 5.

Section 13.  Entire Agreement. This Agreement and the Share Agreements constitute the entire agreement between the Company and Benton with respect to the subject matter and supersedes all prior written and oral agreements and understandings between the Company and Benton with respect thereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

EXECUTED under seal as of the date first above written.

Five Star Quality Care, Inc.

By: /s/ Bruce J. Mackey, Jr.
Bruce J. Mackey, Jr., President

/s/Evrett W. Benton
Evrett W. Benton

EXHIBIT A

Restricted Share Agreement between Evrett W. Benton and Five Star Quality Care, Inc. dated November 17, 2004

Restricted Share Agreement between Evrett W. Benton and Five Star Quality Care, Inc. dated November 11, 2005

Restricted Share Agreement between Evrett W. Benton and Five Star Quality Care, Inc. dated November 15, 2006

Restricted Share Agreement between Evrett W. Benton and Five Star Quality Care, Inc. dated November 19, 2007